Exhibit 99.1

        NEW FRONTIER MEDIA REPORTS ITS FISCAL 2005 FOURTH QUARTER RESULTS

    BOULDER, Colo., May 25 /PRNewswire-FirstCall/ -- New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced its fiscal 2005 fourth quarter results today. The Company reported earnings of $0.10 per fully diluted share for its current year quarter, net of a quarterly tax rate of 27%. This compares with $0.14 per fully diluted share for the same quarter a year ago, which reflects no tax expense as taxes were offset fully by net operating losses.

    The Company reported net revenue for the current year quarter of $10.8 million compared to $11.1 million for the same quarter a year ago, representing a decrease of 3%. Net income for the current year quarter was $2.4 million, net of tax, as compared to net income of $3.3 million for the fourth quarter a year ago, which reflects no tax expense. Net income for the current year quarter includes a restructuring gain of $0.3 million, net of tax, related to the reversal of the remaining amount of the Internet Group's rent-restructuring accrual.

    "Fiscal year 2005 was the most profitable year in the history of our Company. We are very proud of what we have accomplished and are optimistic that even better years are ahead," said New Frontier Media, Inc. Chief Executive Officer Michael Weiner.

    Pay TV
    The Company's Pay TV Group reported revenue of $10.1 million for the quarter ended March 31, 2005, as compared to $10.4 million for the quarter ended March 31, 2004, which represents a decrease of 3%. Of this, revenue from the Pay TV Group's pay-per-view ("PPV") services increased 5% to $5.9 million for the quarter ended March 31, 2005, from $5.6 million for the quarter ended March 31, 2004. Revenue from the Pay TV Group's video-on-demand ("VOD") service, provided both to the cable and hotel markets, declined 17% to $3.4 million for the quarter ended March 31, 2005, from $4.1 million for the quarter ended March 31, 2004. Revenue from the Pay TV Group's C-Band service increased 14% to $0.8 million for the quarter ended March 31, 2005, from $0.7 million for the quarter ended March 31, 2004. This increase is attributable to a one-time adjustment made during the fourth quarter ended March 31, 2004 that had the effect of decreasing the Pay TV Group's quarterly C-Band revenue by $0.4 million.

    The increase in the Pay TV Group's PPV revenue is related to a 7% increase in revenue from its largest customer as well as to an increase in its overall network household distribution. The Pay TV Group's network household distribution, excluding VOD, increased to 61.8 million as of March 31, 2005 from
52.5 million as of March 31, 2004, representing an increase of 18%.

    The decrease in the Pay TV Group's fourth quarter VOD revenue is related to increased competition on platforms where the Pay TV Group had previously been the only provider of adult content.

    EBITDA for the Pay TV Group was $4.7 million for the quarter ended March 31, 2005, as compared to EBITDA of $4.8 million for the quarter ended March 31, 2004, representing a decrease of 2%. Gross margin for the Pay TV Group increased to 64% for the quarter ended March 31, 2005, from 62% for the quarter a year ago. Operating expenses increased 11% year-over-year for the quarter due to an increase in sales and marketing costs.

    Internet Group
    The Company's Internet Group reported net revenue of $0.7 million for the quarters ended March 31, 2005 and 2004, respectively. EBITDA for the Internet Group was $0.1 million for the quarter ended March 31, 2005 as compared to $0.2 million for the quarter ended March 31, 2004. EBITDA for the current year fourth quarter was determined prior to a restructuring gain of $0.4 million.

    Corporate Administration Expenses
    Corporate administration expenses were $1.7 million for the quarter ended March 31, 2005 as compared to $1.3 million for the quarter a year ago, representing an increase of 31%. This increase is primarily related to expenses associated with the Company's compliance with Section 404 of the Sarbanes-Oxley Act.

    Future Outlook
    The Company is providing the following guidance for its fiscal year ended March 31, 2006:

     Revenue: $44.5 million -- $46 million
     Net income: $8.4 million -- $9.3 million
     EPS:  $0.37 -- $0.41 per fully diluted share
     Effective Tax Rate: 38%

    Conference Call Information
    New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-240-4186. To participate in the web cast please log on to www.noof.com and click on "Investor Relations" and then "Webcasts & Events". A replay of the conference call will be available for seven days after 2 p.m. Eastern Time on May 25, 2005 at (800)-405-2236, access code 11031298#.
The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under "Investor Relations/News Releases".

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All statements in this release about the future outlook related to New Frontier Media and statements related to our belief that better years are ahead and our 2006 fiscal year guidance, and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

    ABOUT NEW FRONTIER MEDIA, INC.
    New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Broadband and video-on-demand.

    The Erotic Networks(TM), the umbrella brand for the Company's subscription and pay television subsidiary, provides pay-per-view, video-on-demand, and subscription TV networks and services to over 80 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks(TM) include Pleasure(TM), TEN(TM), TEN*Clips(TM), TEN*Xtsy(TM), TEN*Blue(TM), TEN*Blox(TM), TEN*Max(TM) and TEN*On Demand(TM). These networks and services represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

    For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in '000's except per share amounts)

                                             Quarter Ended              Twelve Months Ended
                                               March 31,                     March 31,
                                      ---------------------------   ---------------------------
                                          2005           2004           2005           2004
                                      ------------   ------------   ------------   ------------
Revenue                               $     10,784   $     11,099   $     46,277   $     42,878

Cost of Sales                               (3,969)        (4,289)       (16,047)       (16,696)

Gross Profit                                 6,815          6,810         30,230         26,182

Operating Expenses                          (3,650)        (3,496)       (14,413)       (14,466)

Operating Income                             3,165          3,314         15,817         11,716

Other Income/(Expense)                         150             20            346           (796)

Net Income Before Taxes               $      3,315   $      3,334   $     16,163   $     10,920

Provision for income taxes                    (907)            (5)        (5,041)            (7)

Net Income                            $      2,408   $      3,329   $     11,122   $     10,913

Basic Income Per Share                $       0.11   $       0.15   $       0.50   $       0.53

Diluted Income Per Share              $       0.10   $       0.14   $       0.48   $       0.50

Basic shares outstanding                    22,485         21,872         22,266         20,522

Diluted shares outstanding                  23,192         23,529         23,067         21,892

Reconciliation of Net Income to EBITDA as reported

                                             Quarter Ended              Twelve Months Ended
                                               March 31,                     March 31,
                                      ---------------------------   ---------------------------
                                          2005           2004           2005           2004
                                      ------------   ------------   ------------   ------------
Net Income                            $      2,408   $      3,329   $     11,122   $     10,913

Adjustments:
           Dep'n and Amort.(1)                 382            334          1,713          1,936
           Restructuring Gain                 (400)             0           (546)             0
           Interest Expense                     19             70            103          1,156
           Interest Income                    (168)           (19)          (403)           (48)
           Income Taxes                        907              5          5,041              7

EBITDA as reported                    $      3,148   $      3,719   $     17,030   $     13,964

(1)  Amortization excludes amortization of content licenses

The Condensed Statement of Operations should be read in conjunction with the Company's Form 10Q, 10-K and other filings with the Securities and Exchange Commission.

To obtain a copy please contact New Frontier Media, Inc.

Consolidated Balance Sheet

                                         (in 000s)      (in 000s)
                                         March 31,      March 31,
                                            2005           2004
                                        ------------   ------------
CURRENT ASSETS:
        Cash and cash equivalents       $     18,403   $     15,352
        Marketable Securities                  9,075          1,478
        Accounts receivable, net               8,034          6,872
        Prepaid expenses                         529            497
        Deferred Tax Asset                       382              0
        Income Tax Receivable                    157              0
        Other                                    564            236

                TOTAL CURRENT ASSETS          37,144         24,435

FURNITURE AND EQUIPMENT, net                   3,435          3,727

OTHER ASSETS:
        Prepaid distribution rights,
         net                                   9,721         11,627
        Marketable Securities                  4,547            100
        Goodwill                               3,743          3,743
        Other identifiable intangible
         assets, net                             101            356
        Other                                    837            774

                TOTAL OTHER ASSETS            18,949         16,600

TOTAL ASSETS                            $     59,528   $     44,762

CURRENT LIABILITIES:
        Accounts payable                $      1,868   $      1,767
        Current portion of capital
         lease obligations                       154            356
        Deferred revenue                         484          1,304
        Current portion of notes
         payable                                 275            653
        Accrued restructuring expense             91          1,026
        Accrued Compensation                   1,263            952
        Accrued Transport Fees                   647            562
        Accrued legal and accounting
         fees                                    662            329
        Accrued Liabilities                      413            368

                TOTAL CURRENT
                 LIABILITIES                   5,857          7,317

LONG TERM LIABILITIES:
        Obligations under capital
         lease, net of current portion             0            154
        Note Payable, net of current
         portion                                   0            275
        Deferred tax liability                     5              0

                TOTAL LONG-TERM
                 LIABILITIES                       5            429

                   TOTAL  LIABILITIES          5,862          7,746

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
        Common stock                               2              2
        Additional paid-in capital            55,173         49,590
        Accumulated deficit                   (1,454)       (12,576)
        Other comprehensive
         income/(loss)                           (55)             0
                TOTAL SHAREHOLDERS'
                 EQUITY                       53,666         37,016

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                 $     59,528   $     44,762

SOURCE  New Frontier Media, Inc.
    -0-                             05/25/2005
    /CONTACT: Karyn L. Miller, Chief Financial Officer of New Frontier Media, Inc., +1-303-444-0900, ext. 102, kmiller@noof.com /
    /Web site:  http://www.noof.com